UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0059
Washington, D.C. 20549	Expires: January 31, 2008
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Filed by a Party other than the Registrant ☐

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☐	Soliciting Material Pursuant to Rule §240.14a-12

GTSI Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING
AND PROXY STATEMENT

March 31, 2009

The Annual Meeting of the Stockholders of GTSI Corp., a Delaware corporation (“GTSI” or the “Company”), will be held at 10:00 a.m., local time, on Thursday, April 23, 2009, at the Company’s headquarters located at 2553 Dulles View Drive, Suite 100, Herndon, Virginia (the “Meeting”) to consider and act on the following matters:

1.	To elect three Class 3 directors to serve until our 2012 Annual Meeting of Stockholders and until their successors are elected and qualified; and

2.	To transact such other business as may properly come before the Meeting or any adjournment(s) thereof.

If you are a holder of record of the Company’s common stock as of the close of business on March 6, 2009, you will be entitled to notice of, and vote at, the Meeting and at any adjournment(s) thereof. All stockholders are cordially invited to attend the Meeting in person.

You can vote your shares in one of four ways:

1.	Visit the web-site noted on your proxy card to vote via the internet;

2.	Use the toll-free telephone number on your proxy card to vote by telephone;

3.	Sign, date and return your proxy card in the enclosed envelope to vote by mail; or

4.	Attend the meeting in person to ensure your representation at the Meeting.

Please mark, sign, date and return your proxy card as promptly as possible.

Stockholders are invited to visit the Corporate Governance section of our web-site in the “Investors” section of GTSI.com.

By Order of the Board of Directors

Charles E. De Leon
SVP, General Counsel & Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON APRIL 23, 2009

The Proxy Statement and Annual Report are available at www.GTSI.com and can be accessed through the home page by clicking on “Investors” in the upper right hand corner. Once on the Investor page, go to the left-hand column and near the bottom click on “SEC Filings”. On this page, you will find the 10-K filing and DEF 14A filing (Proxy Statement).

The Annual Meeting of the Stockholders of GTSI will be held at 10:00 a.m., local time, on Thursday, April 23, 2009, at the Company’s headquarters located at 2553 Dulles View Drive, Suite 100, Herndon, Virginia.

For directions on attending the meeting in person, and if applicable to vote on the matter of electing three Class 3 directors to serve until our 2012 Annual Meeting of Stockholders and any other business as may properly come before the Meeting or any adjournment(s), please go to our website at www.GTSI.com. On the upper right hand corner of our homepage, click on “About GTSI”. On the resulting webpage, go to the left hand column and click on “Location and Directions” and follow the appropriate instructions.

Details on voting are set out in the Notice of Annual Meeting and Proxy Statement on the cover page, and additional details and background on the matters to be considered are set out in the Proxy Statement.

PROXY STATEMENT
For the Annual Meeting of Stockholders
to be held April 23, 2009

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited by and on behalf of the Board of Directors of GTSI Corp., a Delaware corporation (“GTSI” or the “Company”), for use at the Annual Meeting of Stockholders to be held on April 23, 2009 at 10:00 a.m., local time, or at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders (the “Meeting”).

The Meeting will be held at the Company’s principal executive offices located at 2553 Dulles View Drive, Suite 100 in Herndon, Virginia 20171. The Company’s telephone number is (703) 631-3333. This Proxy Statement and the accompanying notice of the Meeting and form of proxy are first being sent or given to stockholders entitled to notice of, and to vote at, the Meeting on or about March 31, 2009.

The Company’s annual report for the year ended December 31, 2008, which contains consolidated financial statements and other information of interest to stockholders, accompanies this Proxy Statement, but it is not part of the Company’s proxy soliciting material.

Only stockholders of record at the close of business on March 6, 2009 (the “Record Date”) are entitled to notice of, and to vote at, the Meeting. At the Record Date, 10,140,757 shares of the Company’s common stock, par value $0.005 per share (“Common Stock”), were issued and, excluding 35,495 shares held in treasury, 10,105,262 shares were outstanding. None of the Company’s 680,850 shares of authorized preferred stock is outstanding.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company’s Secretary a written notice of revocation or a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

Voting and Solicitation

As to all matters to be voted upon at the Meeting, each stockholder is entitled to one vote for each share of Common Stock held. The presence in person or by proxy of a majority of the outstanding Common Stock entitled to vote constitutes a quorum for the conduct of business at the Meeting.

With respect to Proposal 1, if a quorum is present at the Meeting, the three nominees for Class 3 directors receiving the highest number of affirmative votes of Common Stock present in person or by proxy and entitled to vote on the election of directors will be elected. In the election of directors, votes may be cast in favor or withheld with respect to any and all nominees; votes that are withheld may be excluded entirely from the vote and will have no effect on the outcome of the vote. Broker non-votes (proxies that indicate that brokers or nominees have not received instructions from the beneficial owner of shares) are counted as shares that are present and entitled to vote for purposes of determining a quorum. If a broker indicates on the proxy that it does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be counted for purposes of determining the presence of a quorum but will not be treated as present and entitled to vote with respect to that matter.

If a stockholder returns a proxy and no instructions are given, the Common Stock represented thereby will be voted as recommended by the Company’s Board of Directors (the “Board”), including “FOR” the election of the three nominees for directors, as listed below under “Election of Directors”.

The cost of this solicitation of proxies will be borne by the Company. Proxies will be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone, email or fax. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of Common Stock for their expenses in forwarding solicitation materials to such beneficial owners.

PROPOSAL 1

ELECTION OF DIRECTORS

Introduction

The Company currently has a classified Board currently consisting of three Class 1 directors, three Class 2 directors and three Class 3 directors. The current terms of Class 1 and Class 2 directors continue until the annual meeting of stockholders to be held in 2010 and 2011, respectively, and until their respective successors are elected and qualified. There are currently nine Board members.

At each annual stockholders meeting, directors are elected for a full term of three years to succeed those directors whose term expires at the annual meeting date.

At the Meeting, the holders of Common Stock as of the Record Date will elect three Class 3 directors for three-year terms. Unless otherwise instructed, proxy holders will vote the proxies received by them for the election of the Company’s three nominees named below for Class 3 directors, all of whom are currently directors of the Company. If any of the nominees of the Company is unable or declines to serve as a director at the time of the Meeting, the proxies will be voted for a nominee who will be designated by the current Board to fill the vacancy. It is not, however, expected that any of the nominees will be unable or will decline to serve as a director. Except for the relationship between James J. Leto and Todd Leto described in the section entitled “Certain Relationships and Related Transactions” below, there is no family relationship between any director, nominee for election as a director or executive officer of the Company and any other director, nominee for election as a director or executive officer of the Company.

Class 3 Nominees for a Three-Year Term Expiring in 2012

Following are summaries of the background, business experience and descriptions of the principal occupations of the nominees.

Steven Kelman, Ph.D., age 60, has served as a director since 1997. Since 1997, he has been the Weatherhead Professor of Public Management at Harvard University’s John F. Kennedy School of Government. From 1993 to 1997, Dr. Kelman served as Administrator of the Office of Federal Procurement Policy at the Office of Management and Budget. From 1986 to 1993, he was Professor of Public Policy at Harvard University’s John F. Kennedy School of Government.

Barry L. Reisig, age 63, has served as a director since May 2003. Since July 2006, Mr. Reisig has been a business consultant. From 2002 until 2006, Mr. Reisig was Vice President of Finance of System Planning

Corporation, a developer of high technology systems, and President and Chief Executive Officer of its subsidiary, SPC International. From 1980 to 2002, Mr. Reisig was a partner of Arthur Andersen LLP, involved principally in tax matters.

John M. Toups, age 83, has served as a director since 1997 and as Chairman of the Board since May 2007. From 1978 until his retirement in 1987, Mr. Toups was President and Chief Executive Officer of PRC, Inc. Mr. Toups is also a director of NVR, Inc., a homebuilding and mortgage banking company, Halifax Corporation, an enterprise maintenance solutions company, and Wildan Group, a civil engineering services company.

Other Information

Securities and Exchange Commission (the “SEC”) regulations require the Company to describe material legal proceedings, including bankruptcy and insolvency filings, involving nominees for the Board of Directors or companies of which a nominee was an executive officer. The Board’s Nominating & Governance Committee is not aware of any nominee involved in any of the foregoing types of legal proceedings.

The Board recommends a vote FOR the election of the three nominees listed above.

Class 1 Directors – Term Expiring in 2010

Daniel R. Young, age 75, has served as a director since 2001. From 1977 until 2000, Mr. Young had been a senior executive officer of Federal Data Corporation, a provider of information technology products and services to government agencies, including serving since 1995 as President and Chief Executive Officer and since 1998 as Vice Chairman of the Board of Directors of Federal Data Corporation. Mr. Young is also a director of Halifax Corporation, an enterprise maintenance solutions company, and NCI Corp., an information technology, systems engineering and integration company.

Joseph “Keith” Kellogg, Jr., age 60, has served as a director since April 29, 2004 and previously was a member of the Board from October 29, 2003 until he resigned on December 8, 2003 to provide temporary service to the Federal Government. During this temporary service, General Kellogg served as Chief Operating Officer of the Coalition Provisional Authority in Baghdad, Iraq. General Kellogg was a member of the U.S. Army from 1971 to 2003, when he retired as a Lieutenant General and a highly decorated war veteran. From September 2003 until January 2005, General Kellogg served as Senior Vice President for Homeland Security Solutions for Oracle Corp. Since January 2005, General Kellogg has been employed by CACI International Inc., as an Executive Vice President, Research and Technology Systems.

Lloyd Griffiths, age 67, has served as a director since April 24, 2008. He is the current Dean of The Volgenau School of IT & Engineering at George Mason University, Fairfax, Virginia since 1997. Prior to joining George Mason, Dr. Griffiths was Chair of the Electrical and Computer Engineering Department at the University of Colorado from 1994 to 1997; and Associate Dean for Research and Administration in the School of Engineering for nine years at the University of Southern California. Dr. Griffiths is on the board of directors of Information Systems Laboratories, Inc., a private engineering firm; and also serves as a Member of the Advisory Board of Geographic Services, Inc., a provider of geospatial systems; a Member of the Advisory Board of Vangard Voice Systems, a provider of voice technology for mobile enterprise; and a Member of the Technical Advisory Board of The Centre Tecnològic de

Telecomunicacions de Catalunya (CTTC) in Barcelona, Spain. Dr. Griffiths holds M.S. and Ph.D. degrees in Electrical Engineering from Stanford University.

Class 2 Directors – Term Expiring in 2011

Lee Johnson, age 81, has served as a director since March 1996. Since 1984, Mr. Johnson has been the President of Federal Airways Corporation, a provider of highly modified, special mission high altitude aircraft to civilian and defense agencies. From 1986 to 1994, Mr. Johnson served as Chairman of the Board of Directors of Falcon Microsystems, Inc., a government microcomputer reseller that was acquired by the Company in 1994.

James J. Leto, age 65, has served as a director since February 1996 and since February 2006 has served as Chief Executive Officer. From February 2006 until December 2007 he also served as President. From December 2002 to February 2006, Mr. Leto was the Chief Executive Officer of Robbins-Gioia, Inc., a program management consulting firm. From 1996 through 2001, he was the Chairman and Chief Executive Officer of Treev, Inc. (formerly known as Network Imaging Corporation), a developer and marketer of software used to manage client/server, object-oriented, and enterprise-wide information. From 1992 until February 1996, he was the Chairman and Chief Executive Officer of PRC, Inc., a provider of scientific and technology-based systems, products and services to government and commercial clients around the world. Mr. Leto is also a director of Robbins-Gioia, Inc., a program management consulting firm.

Thomas L. Hewitt, age 70, has served as a director since May 2003, and previously served as a director from March 1996 until May 1998. Since January 2000, Mr. Hewitt has been the Chief Executive Officer of Global Governments, Inc., a strategic planning and marketing company. In 1984, Mr. Hewitt founded Federal Sources, Inc., a market research and consulting firm, where he served as Chief Executive Officer and Chairman of the Board until 1999. Mr. Hewitt is also a director of Halifax Corporation, an enterprise maintenance solution company.

BOARD OF DIRECTORS, COMMITTEES AND CORPORATE GOVERNANCE

There are currently nine Board members. With the exception of Mr. Lee Johnson and Mr. Jim Leto, all of our current directors are “independent” as defined by the applicable rule of The Nasdaq Stock Market, Inc. (“Nasdaq”). The independent directors regularly have the opportunity to meet without Mr. Johnson and Mr. Leto in attendance, and, as discussed below, the Board has had since 2004 the position of lead independent director (“Lead Independent Director”). In 2007, Mr. Toups, the designated Lead Independent Director was elected to the Chairman of the Board role, and as a result, the Lead Independent Director role has been incorporated into the Chairman role for his tenure. During 2008, there were four regular Board meetings and three special meetings. During 2008 no director attended (in person or by telephone) less than 75% of the aggregate of (a) all Board meetings and (b) all meetings of Board committees of which he was a member. The Company does not have a specific policy regarding attendance of directors at the annual stockholder meeting. All directors, however, are encouraged to attend if available, and the Company tries to ensure that at least one independent director is present at the annual meeting and available to answer any stockholder questions. Messrs. Jim Leto, John Toups, Tom Hewitt, Lee Johnson, Steven Kelman, Keith Kellogg, Barry Reisig and Daniel Young were present at last year’s annual stockholders meeting (the “2008 Annual Meeting”).

The Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The current charters of each of these committees, as well as the duties of the Lead Independent Director, are available on the Company’s Internet website, www.GTSI.com (located on the Investor Relations web page). Also posted on such website is a description of the process for stockholders to send communications to the Board or to one or more particular Board members. In addition, the Board utilized a special subcommittee during 2008 to consider strategic opportunities. The special subcommittee met eight times during the year.

Audit Committee

The primary purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting processes and the audits of its financial statements. The Audit Committee is directly responsible for, among other things, the appointment, compensation, retention, and oversight of the Company’s independent auditor.

Since the 2008 Annual Meeting, the Audit Committee has been composed of Messrs. Reisig (Chairman), Griffiths, Kellogg and Toups. All of the Audit Committee members during the past year, and all of the members who will be appointed for the current year, are independent in accordance with applicable rules of the SEC and Nasdaq. Each current member is able to read and understand fundamental financial statements, including the Company’s balance sheet, statement of operations and statement of cash flow. The Board has determined that Mr. Reisig is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). During 2008, the Audit Committee met five times.

Compensation Committee

The primary purpose of the Compensation Committee is to provide assistance to the Board in fulfilling its responsibility with respect to oversight of the establishment, administration and appropriate functioning of stock, compensation and related matters for the Company’s employees. The Committee reviews the salaries and bonuses to be paid to the Company’s Chief Executive Officer and the Company’s other principal executive officers (Chief Financial Officer and President), and make recommendations to the Board on such salaries and bonuses. The Compensation Committee reviews and approves the salaries and bonuses for the Company’s other officers, reviews and approves the compensation discussions and analysis, and administers the Company’s stock option and stock incentive plans. Since the 2008 Annual Meeting, the Compensation Committee has been composed of Messrs. Young (Chairman), Hewitt, and Kelman. Each of the committee members is independent in accordance with applicable Nasdaq rules. During 2008, the Compensation Committee formally met six times.

Nominating and Governance Committee

The primary purpose of the Nominating and Governance Committee (“Nominating Committee”) is to provide assistance to the Board in fulfilling its responsibility with respect to oversight of the appropriate and effective governance of the Company, as well as identify and recommend individuals to be presented to the stockholders for election or re-election as Board members. Since the 2008 Annual Meeting, the Nominating Committee has been composed of Messrs. Toups (Chairman), Reisig, and Young, all of whom are independent in accordance with applicable Nasdaq rules. During 2008, the Nominating Committee formally met three times.

Lead Independent Director

The Lead Independent Director role was created in 2004, to assist the Chairman of the Board and the other Board members in assuring effective corporate governance. The Lead Independent Director’s responsibilities also include assisting the Chairman in reviewing the functions of Board committees and recommending the creation or discontinuance of committees, considering questions of potential conflicts of interest, acting as a resource on corporate governance matters, and acting as the spokesperson for the Company if the Chairman is absent. For this service, the Lead Independent Director is to receive a yearly retainer of $10,000. Mr. Toups was initially appointed as Lead Independent Director on April 29, 2004, and served in this role until his election to Chairman of the Board in May 2007. At that time, the role of Lead Independent Director was incorporated into the Chairman role for Mr. Toups’ tenure.

Chairman of the Board

In February 2006, the Board separated the duties of the Chairman of the Board and the Company’s Chief Executive Officer. Mr. Toups, who is the current Chairman of the Board, has been Chairman since the 2007 annual meeting of GTSI’s stockholders.

Transactions with Related Persons

We may occasionally participate in transactions with certain “related persons.” Related persons include our executive officers, directors, director nominees, the beneficial owners of more than 5% of our common stock, immediate family members of these persons, and entities in which one of these persons has a direct or indirect material interest. In 2003, we adopted a written policy as part of our audit committee charter that provides for the review and, if applicable, approval at each regularly scheduled meeting any related party transaction as required by Nasdaq. Under this policy, the Audit Committee is responsible for the review and approval of each related person transaction exceeding $120,000. The Audit Committee, or the Chairman, considers all relevant factors when determining whether to approve a related person transaction including, without limitation, whether the proposed transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties. Among other relevant factors, they consider the following:

• the size of the transaction and the amount of consideration payable to the related person(s);

• the nature of the interest of the applicable director, director nominee, executive officer, or 5% stockholder, in the transaction; and

• whether we have developed an appropriate plan to monitor or otherwise manage the potential for a conflict of interest.

Based on all relevant facts and circumstances, taking into consideration our contractual obligations, the Audit Committee determines whether it is in our and our stockholders’ best interest to continue, modify or terminate the related person transaction. In 2008, other than as discussed below under the caption “Certain Relationships and Related Transactions” the Audit Committee did not identify any related person transaction.

DIRECTOR NOMINATIONS AND QUALIFICATIONS

The Nominating Committee will consider nominees for director recommended by stockholders with respect to elections to be held at an annual stockholders meeting. In accordance with the Company’s Bylaws, to nominate an individual for election to the Board at an annual stockholders meeting, a stockholder must deliver written notice of such nomination to the Company’s Secretary not fewer than 60 days nor more than 90 days prior to the date of the annual meeting (or if less than 60 days notice or prior public disclosure of the date of such annual meeting is given or made to the stockholders, not later than the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure was made). The notice of a stockholder’s intention to nominate a director must include:

•	information regarding the stockholder making the nomination, including name, address and number of GTSI shares that are beneficially owned by the stockholder;

•

a representation that the stockholder is entitled to vote at the meeting at which directors will be elected, and that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•

the name and address of the person or persons being nominated and such other information regarding each nominated person that would be required in a proxy statement filed pursuant to the SEC’s proxy soliciting rules if the person had been nominated for election by the Board;

•	a description of any arrangements or understandings between the stockholder and such nominee and any other persons (including their names), pursuant to which the nomination is made; and

•	the consent of each such nominee to serve as a director if elected.

The Chairman of the Board, other directors and executive officers may also recommend director nominees to the Nominating Committee. The committee will evaluate nominees recommended by stockholders against the same criteria that it uses to evaluate other nominees. These criteria include the candidate’s experience, skills and personal accomplishments, as well as other factors that are listed as an appendix to the Nominating Committee charter, which is posted on the Company’s Internet website, www.GTSI.com (located on the Investor Relations web page). The committee has not in the past retained any third party to assist it in identifying nominees.

The Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. The committee periodically assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the Nominating Committee will consider various potential candidates for director. Candidates may come to the attention of the Nominating Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating Committee, and may be considered at any point during the year. As described above, the Nominating Committee will consider properly submitted stockholder nominations for candidates for the Board. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating Committee at a meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to the Nominating Committee. Such committee also will review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the Nominating Committee seeks to achieve a balance of knowledge, experience, and capability on the Board.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Proposals of stockholders which are intended to be presented by such stockholders at the annual meeting of stockholders to be held in 2010, including the nomination of persons to serve on the Board, must be received by the Company’s Secretary not later than December 1, 2009, for inclusion in the proxy statement for that annual meeting. Stockholders who wish to present a proposal at the annual meeting of stockholders to be held in 2010, which has not been included in the Company’s proxy materials, must submit such proposal in writing to the Company in care of the Company’s Secretary. Any such proposal received by the Company’s Secretary after January 23, 2010, shall be considered untimely under the provisions of the Company’s bylaws governing nominations and the proposal of other business to be considered by the Company’s stockholders at that annual meeting. As discussed above, the Company’s bylaws contain further requirements relating to timing and content of the notice which stockholders must provide to the Company’s Secretary for any nomination or other business to be properly presented at an annual meeting of stockholders. It is recommended that stockholders submitting proposals direct them to the Company’s Secretary by certified mail, return receipt requested, to ensure timely delivery. No stockholder proposals were received with respect to the Meeting.

Stockholders submitting proposals must have continuously held at least $2,000 in market value, or one percent (1%), of the Company’s securities entitled to be voted on the proposal for at least one year prior to submitting the proposal. The stockholder’s proposal and accompanying supporting statement cannot exceed 500 words. Stockholders may not submit more than one proposal per year.

CODE OF ETHICS

The Company has adopted a Code of Ethics that applies to all of its directors, officers (including principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) and employees. The Code of Ethics is posted on the Company’s Internet website, www.GTSI.com (located on the Investor Relations web page). The Company intends to satisfy the disclosure requirements under Item 5.05 of SEC Form 8-K regarding any amendment to or waiver of the Code of Ethics with respect to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions, by posting such information on the Company’s Internet website.

COMPENSATION OF DIRECTORS

Each non-employee director of the Company is compensated by the payment of an annual retainer of $25,000 (without proration thereof in the event of a partial quarter of service). The Chairs of the Compensation and Audit Committees receive a $3,500 annual retainer, and each member of the Compensation and Audit Committees receives $1,500 per meeting attended in person or via telephone. In addition, each Board member receives $1,500 for each Board meeting attended in person and $750 for each Board meeting attended via telephone. Each non-employee director also receives compensation in the form of a long-term incentive award, which may be stock options or restricted stock. In 2008, the non-employee directors received awards of restricted stock. Under the Amended and Restated 2007 Stock Incentive Plan, each eligible non-employee director is granted such restricted stock, restricted stock units, or other forms of long-term compensation available under the Plan, as the Board shall determine based on Compensation Committee recommendations using information provided by an independent executive compensation consultant. Grants of restricted stock or restricted stock units are based on the closing price of Common Stock on Nasdaq on the date of grant. Non-employee directors of the Company are not eligible to participate in the Company’s other stock option plans or the Company’s Employee Stock

Purchase Plan. The Lead Independent Director receives an additional annual retainer of $10,000. In 2007, Mr. Toups, the designated Lead Independent Director, was elected to the Chairman of the Board role, and as a result, the Lead Independent Director role he held has been incorporated into the Chairman role for his tenure. During 2008, the non-employee Chairman of the Board received an annual fee of $40,000.

Except as discussed above, directors of the Company do not receive any other compensation for their service on the Board or any committee thereof, but are reimbursed for their reasonable expenses incurred in association with the performance of their duties. In addition, Mr. Johnson received compensation for his services as a consultant to the Company (see section entitled “Certain Relationships and Related Transactions” below for information regarding this compensation.

DIRECTOR COMPENSATION

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (1) (c)	Option Awards ($) (d)	All Other Compensation ($) (e)	Total ($) (f)

Lloyd Griffiths	33,750	17,123	0	0	50,873
Thomas L. Hewitt	40,750	35,228	0	0	75,978
Lee Johnson	33,250	35,228	0	121,625	190,103
Joseph “Keith” Kellogg, Jr.	38,500	35,228	0	0	73,728
Steven Kelman, Ph.D.	40,750	35,228	0	0	75,978
James J. Leto (2)	0	0	0	0	0
Barry L. Reisig	46,500	35,228	0	0	81,728
John M. Toups	81,500	35,228	0	0	116,728
Daniel R. Young	45,750	35,228	0	0	80,978

(1)

Amount reflects the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with SFAS 123(R), without regard to the possibility of forfeitures. Assumptions used in the calculations of these amounts are included in Note 8 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K. Each director with an amount in this column received a restricted stock award of 3,333 shares of restricted stock.

(2)	Mr. Leto’s compensation as CEO is shown in the Summary Compensation Table.

As of December 31, 2008, each director had the following amounts of options and restricted stock:

DIRECTOR’S OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Option Shares (#)	Restricted Stock Shares (#)

Lloyd Griffiths	0	3,333
Thomas L. Hewitt	20,000	3,333
Lee Johnson	60,100	3,333
Joseph “Keith” Kellogg, Jr.	10,000	3,333
Steven Kelman, Ph.D.	75,000	3,333
James J. Leto (1)	0	0
Barry L. Reisig	20,000	3,333
John M. Toups	77,000	3,333
Daniel R. Young	50,000	3,333

(1)	Mr. Leto’s equity awards as CEO are shown in the Outstanding Equity Awards at Fiscal Year- End Table.

Executive Compensation and Related Information

Background

At GTSI we recognize and understand that our people drive our success. GTSI operates in an innovative and progressive segment of the professional services industry. Our employees – our human capital – are central to the value that GTSI creates for our clients and stockholders. We believe that our key investments in our human capital management programs and practices have significantly improved our employees’ commitment, engagement and performance. We also believe this investment and improvement in employee engagement will continue to significantly improve our overall business performance.

Why human capital is such an important component

GTSI’s business involves several different, but related, elements: the creation and delivery of customized solutions that enable our clients to achieve their performance and business goals; and the management of complex services and solutions.

Our success as a technology and strategic consulting services / solutions company is highly dependent on our employees. We believe we have successfully developed a culture focused on embracing strategic human capital programs as well as our core values of Integrity, Trust, Teamwork, Accountability, Customer Focus and Fun. We reinforce these key principles regularly in our training, our talent acquisition process/programs, performance management systems and internal communications.

Our compensation structure is designed to provide the framework for rewarding our human capital – our employees – for their contribution to our success. The essential nature of their role in value creation is reflected in the industry’s compensation policies and levels, which tend to be highly incentive-driven and reflect generally high levels of compensation for many employees and, in particular, for key executives and producers.

Just as we strive to deliver profitability, and competitive returns on our human capital, our compensation framework must also remain competitive to retain and develop talented employees to serve client and stockholder interests.

Compensation Discussion and Analysis

This discussion describes and analyzes GTSI’s compensation program for the named executive officers, namely, GTSI’s Chief Executive Officer, each of the two individuals who served as GTSI’s Chief Financial Officer during fiscal 2008, and the three most highly compensated executive officers (other than the Chief Executive Officer and each Chief Financial Officer) in fiscal 2008.

In this section we first cover GTSI’s compensation philosophy and objectives, the foundation of which is compensating for performance. Next we review the process the Compensation Committee follows in deciding how to compensate GTSI’s named executive officers and provide a brief overview of the components of GTSI’s compensation program. Finally, we engage in a detailed discussion and analysis of the Compensation Committee’s specific decisions about the compensation of the named executive officers for fiscal 2008.

The Compensation Committee’s Charter can be found on GTSI’s internet web-site under the corporate governance section. For the fiscal year 2008, the Compensation Committee had six formal meetings.

Compensation Philosophy and Objectives

GTSI’s executive compensation program is overseen by the Board’s Compensation Committee, the basic responsibility of which is to review the performance and development of GTSI’s management in achieving corporate goals and objectives and to assure that GTSI’s executive officers are compensated effectively in a manner consistent with GTSI’s strategy, competitive practice, sound corporate governance principles and stockholder interests. The Compensation Committee believes that the compensation programs for GTSI’s named executive officers should be designed to attract, motivate and retain talented executives responsible for the success of GTSI and should be determined within a framework that rewards performance. Within this overall philosophy, the Compensation Committee’s objectives are to:

•	Offer a total compensation program that is flexible and competitive and takes into consideration the compensation practices of a group of peer companies (the “Compensation Peer Group”) identified based on an objective set of criteria.

•	Provide annual variable short-term cash incentive awards based on GTSI’s achievement of designated financial objectives.

•

Align the financial interests of executive officers with those of stockholders by providing appropriate long-term, equity-based incentives and retention awards that encourage a culture of ownership and retention.

The core of GTSI’s executive compensation philosophy is pay for performance. There are three major components of the compensation of our named executive officers: base salary, short-term variable cash incentive awards, and long-term, equity-based incentive awards. The weighting among the three major components is structured heavily towards performance-based components such as attainment of earnings before tax – EBT.

Compensation Process

In its process for deciding how to compensate GTSI’s named executive officers, the Compensation Committee begins by considering the competitive market data provided by its independent compensation consultant. The Compensation Committee engaged an independent compensation consultant, Longnecker and Associates (“Longnecker”), to provide advice and recommendations on competitive market practices and specific compensation decisions. For purposes of evaluating competitive practices, the Compensation Committee, with assistance from Longnecker, identified criteria to select a list of companies which constitute GTSI’s Compensation Peer Group. The Compensation Peer Group is reviewed annually and was last updated during fiscal 2007. GTSI’s Compensation Peer Group consists of companies that provide services, solutions and/or product to the federal and state and local governments. With this in mind, we research and retain information about competitive pay levels through relevant and specific executive salary surveys. The Compensation Peer Group data prepared by Longnecker as well as key selected survey instruments is used for year-end compensation benchmarking. The members and data of the Compensation Peer Group (as of 12/05/08) are as follows:

Company	Fiscal Year	Revenue (MM)	Assets (MM)	Market Value (MM)

ScanSource Inc	6/30/08	$2,715.5	$722.2	$479.0
PC Connection	12/31/07	$1,785.4	$380.9	$142.4
SRA International	6/30/08	$1,506.9	$1,136.6	$849.2
PC Mall, Inc.	12/31/07	$1,215.4	$296.2	$60.1
CIBER, Inc.	12/31/07	$1,082.0	$849.1	$267.4
ePlus, Inc.	3/31/07	$849.3	$379.7	$91.4
Pomeroy IT Solutions	1/5/08	$586.9	$206.6	$34.9
SI International	12/31/07	$510.8	$461.4	$411.5
EnPointe Technologies	9/30/07	$347.1	$86.0	$4.9

References to the “Compensation Peer Group” hereafter refer to the Compensation Peer Group in effect at the time of the point of reference.

The Company provides named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges and total target compensation (base salary plus annual short-term incentive opportunity) for named executive officers are determined for each executive based on his or her position and responsibility by using the following weighted formula:

1.	50% = Comparison of the positions of GTSI’s named executive officers to their counterpart positions in the Compensation Peer Group, plus

2.

50% = Comparison of the positions of GTSI’s named executive officers in select executive compensation salary surveys. Specific surveys used including: Mercer, Watson Wyatt, Economic Research Incorporated (“ERI”), Culpepper and WTPF.

During its review of base salaries for executives, the Committee primarily considers:

•	Market data provided by our outside consultant;

•	Internal review of the executive’s compensation, both individually and relative to other officers; and

•	Individual performance and contribution of the executive.

For competitive benchmarking purposes, the positions of GTSI’s named executive officers were compared to their counterpart positions in the Compensation Peer Group, and the compensation levels for comparable positions in the Compensation Peer Group were examined for guidance in determining base salaries, annual cash incentives, total cash compensation, long-term incentive grant values and total compensation. The Compensation Committee considers the value of each item of compensation, both separately and in the aggregate.

The Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits, although the Chief Executive Officer and the Human Resources Department present industry-specific competitive market data, proposals and recommendations to the Compensation Committee. The Compensation Committee reports to the Board on the major items covered at each Compensation Committee meeting. Longnecker works directly with the Compensation Committee (and not on behalf of management) to assist the Compensation Committee in satisfying its responsibilities and will undertake no projects for management except at the request of the Compensation Committee chair and in the capacity of the Compensation Committee’s agent. To date, Longnecker has not undertaken any projects for management.

Compensation Components

To attract and retain key executives, GTSI follows a best practices pay model of providing total compensation to its named executive officers consisting of base salaries, annual cash bonuses and long-term, equity-based incentive awards. Under this pay model, cash compensation is generally modest such that salary ranges for a given position will be between 80% and 125% of the midpoint of the base salary and total target compensation (“TTC”) range established for each position.

The three major elements of GTSI’s executive officer compensation continue to be: (a) base salary, (b) short-term variable cash incentive awards, and (c) long-term, equity-based incentive awards. Similar to the market, GTSI has gradually shifted toward restricted stock and stock settled appreciation rights (“SSARs”) as the primary equity component of executive officer compensation through its long-term incentive plan (“LTIP”).

For named executive officers, the Compensation Committee decided that for fiscal 2008 and 2009, for retention purposes, it would set individual base salaries and at-target annual cash compensation with reference to the 50th percentile of the Compensation Peer Group and salary survey pool. The total value of long-term, equity-based incentive awards would continue to be targeted with reference to the 75th percentile of the Compensation Peer Group and salary survey pool which, when combined with the 50th percentile-based target for cash compensation, results in an overall total target compensation at approximately the 65th percentile of the Compensation Peer Group and salary survey pool for these named executive officers. These target percentiles are subject to the Compensation Committee’s discretion to pay below or above the stated percentiles based on recruiting needs, retention requirements, individual or company performance, succession planning, etc.

Base Salary

The Compensation Committee believes that the Company pays base salaries to its executive officers that are set conservatively and near the median, compared with executive officers of the Compensation Peer Group and salary survey pool. The Committee, among other things, reviews and recommends to the Board the annual salaries of the Company’s principal named executive officers (CEO, President/COO and CFO). The Committee, with input from the Chief Executive Officer, has been delegated by the Board the authority to set the annual base salaries of the remaining, less senior executive officer positions. The Committee does not receive input from the Chief Executive Officer with regard to the Senior Vice President Sales, Todd Leto.

Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other significant change in job responsibility. Merit based increases to salaries of executive officers are based on the Committee’s assessment of the individual’s performance. Reviews for all executives are usually made in February of each year. Any adjustments are made effective as of the start of the then current year thereby giving the named executive officer a potential adjustment each twelve months.

Short-Term Variable Cash Incentive Awards

The Compensation Committee believes that the primary portion of the annual cash compensation of each named executive officer should be in the form of short-term variable cash incentive pay. The pay philosophy is to target annual compensation with reference to the 50th percentile of the Compensation Peer Group, with the opportunity to earn annual incentives in excess of that level based on achieving performance superior to the objectives the Compensation Committee has determined to reward. Annual cash incentives are paid to reward achievement of critical short-term operating, financial and strategic goals that are expected to contribute to shareholder value creation over time.

The annual short-term incentive awards for named executive officers for fiscal 2008 were determined under GTSI’s Executive Incentive Plan (“EIP”) and are intended to comply with the exception for performance-based compensation under Internal Revenue Code Section 162(m). Under the EIP, cash incentive awards are based on GTSI’s achievement of established financial performance goals (earnings before tax – EBT). EBT is used as a performance measure because we believe that it currently represents the best measurement of our operating earnings. The annual short-term incentive is intended to be paid or not paid primarily based on actions and decisions taken for that fiscal year which directly affect earnings. Taxes are excluded because tax payments are not related to annual decisions on business operations. The Compensation Committee established the financial performance goals so that they are consistent with the goals in GTSI’s fiscal 2008 business plan established by the Board.

The actual formula applied to each eligible executive officer is based on the executive’s overall market compensation analysis and is tied to overall Company performance, a result that is not within the individual executive’s control. Individual bonuses are calculated as a percentage of base salary and range from 30% to 70% in the case of officers generally, other than the Chief Executive Officer. Under his 2006 Employment Agreement, as approved by the Board, in 2008 Mr. James Leto was entitled to a short-term incentive opportunity of $500,000 at 100% payout and $1,000,000 at 200%, payable periodically in accordance with the Company’s then senior bonus plan. The maximum payout on the incentive plan is 350% following the guidelines outlined below.

The Short-Term Incentive Plan is an annual program set up to reward executives for attaining significant “stretch” profitability goals throughout the calendar year. Bonus payments are payable in the ratio of the percentage of the goal achieved upon attainment of EBT (adjusted, if necessary, for Board-approved one-time charges). The program is measured in four quarterly segments and weighted in the following manner: 1/4th (Q1), 1/4th (Q2), 1/4th (Q3), 1/4th (Q4). The Short-Term Incentive Plan has a minimum threshold (50% performance against the quarterly EBT goal), that needs to be met for a payout to be awarded and has a maximum payout of 350% of the Executive’s eligible incentive. For goals attained between 125% and 225%, 25% of the amount earned over 100% attainment is deferred to year end. For goals attained between 225.1% and 250%, 40% of the amount earned over 100% attainment is deferred to year-end measurement. For goals attained between 250.1% and 350% the award is given in restricted stock assuming the annual goal is achieved. At the end of the year the Company will release any and all deferred variable incentive (cash and restricted stock) if the Company is successful in attaining its annual performance goal of at least the 125% level. Any restricted stock awarded is given with a market price set at the first Board meeting after the start of the next year (i.e., January 30, 2009). The EIP does include a favorable look-back provision throughout the year and at year end.

Favorable Look-Back Provision

The nature of the business consistently delivers some revenue fluctuations between quarters. In each quarter significant deals may be delayed in being awarded due to funding delays at the client level. When this happens the incentive awarded as measured by quarterly EBT results may not adequately reflect the actual performance or work accomplished. The favorable look-back provision applied at both the end of each quarter and again at the end of the year would allow the Company to reward the executives for overall performance and not be penalized by the quarterly unevenness. For example: if at the end of Q2 the cumulative annual EBT goal is attained at the 100% level and the Company had only awarded a Q1 award of 50%, the Company would pay out both the current quarter at 100% and the previous quarter (Q1) at 100%.

In general, the following methodology was applied in setting the profitability goals/executive incentive targets:

The probability of hitting the 100% profitability/incentive goal is 75% of the time
The probability of hitting the 150% profitability/incentive goal is 50% of the time
The probability of hitting the 200% profitability/incentive goal is 25% of the time

The Board establishes the EBT goals at the beginning of each year. In 2008, bonuses were earned by executive officers based on application of the Short-Term Incentive Plan’s formula. The Chief Executive Officer additionally employs the occasional use of “spot” bonuses in recognition of extraordinary performance.

Mr. Whitfield was appointed Senior Vice President and Chief Financial Officer on October 29, 2008. In

connection with his promotion, Mr. Whitfield’s target award percentage under the EIP was set at 50% of his base salary. In addition, Mr. Whitfield was granted a 25,000 time-based stock option award with four- year vesting in connection with his promotion (strike price set as of date of approval October 29, 2008). The purpose of the grant, and the basis for the choice of this form of award, was to encourage his long-term employment retention and provide him with a meaningful carrier-interest ownership position.

Each of the named executive officers for the fiscal year ended December 31, 2008 received the following payments under the Short-Term Incentive Plan in 2008, and in February 2009 for fiscal 2008 Q4 performance.

Named Executive Officer	Base Salary	2008 Target Award Percentage	2008 EBT Target Achieved	2008 EIP Payment

James Leto	$525,000	95%	160%	$802,058
Scott Friedlander	$340,000	70%	160%	$399,771
Peter Whitfield	$199,623	50%	160%	$144,431
Joseph Ragan	$209,687	70%	Partial year	$227,653
Todd Leto	$250,000	70%	160%	$295,714
William Weber	$235,000	70%	160%	$275,621

The cumulative awards made in 2008 to named executive officers under the Short-Term Incentive Plan for performance in 2008 are reflected in column (g) of the Summary Compensation Table on page 22.

Summary Overview of Compensation to Market

As determined by the recently completed executive compensation analysis and benchmarking study facilitated through Longnecker, the current mix of pay analysis for total direct compensation is aligned with the market and the peer companies identified above. This is clearly evident in the below summary graphics:

Long-Term Incentive Compensation

In 2004, the Board and stockholders approved the GTSI Long-Term Incentive Plan (the “LTIP”). The purpose of the LTIP is to encourage behavior that creates superior financial performance and to strengthen the commonality of interests between LTIP participants and the Company’s owners in creating superior stockholder value. The LTIP is designed and intended to comply, to the extent applicable, with Section 162(m) of the Internal Revenue Code.

The awards, in the form of cash incentive compensation, may be granted to officers of the Company and its subsidiaries in the Compensation Committee’s sole discretion, taking into account such factors as the Committee deems relevant in connection with accomplishing the purposes of the LTIP. Prior to 2007, GTSI made no awards under the LTIP. In February 2007, the Board approved an LTIP Program for 2007 that was disclosed in GTSI’s 2007 proxy soliciting material, with subsequent awards made to the executives.

For 2009, there are currently 18 officers eligible to participate in the LTIP. There were no awards granted under the LTIP in 2008 to those officers who received awards in 2007, except for Mr. Whitfield in connection with his promotion to CFO in October 2008.

Amendment to LTIP

In May 2007, the stockholders approved amendments to the LTIP authorizing in addition to cash awards, the issuance of restricted stock awards and stock-settled appreciation rights (“SSARs”) under GTSI’s Amended and Restated 2007 Stock Incentive Plan (the “2007 Incentive Plan”). Under the 2007 Incentive Plan, the Committee approved awards providing each executive with a market competitive grant of long-term incentives (50% restricted stock and 50% SSARs by value on the date of grant) with stock price appreciation to determine the value of the award. The LTIP program that was approved in 2007 for all GTSI executives is described below:

a.

The LTIP award amount is intended to be market competitive based upon the position and experience of the individual as benchmarked to the market and to internal positions as described above in the discussion of setting base salary.

b.	With the addition of the 50% SSARs component, the LTIP is substantially based upon improving stock price over time (award is weighted 50% restricted stock and 50% SSARs).

c.	The value of the SSARs component of the LTIP awards was based upon realistic stock price appreciation assumptions.

d.

The program length is five years with an equal amount of award being available to each eligible executive each year (except for the second year), contingent on the Company’s then annual performance and the executive’s contribution in the measurement year.

e.	All awards will have a five-year vesting schedule. A qualified change of control will immediately vest all awards (stock options, restricted stock and SSARs).

f.

For the first plan year (2007), the Board approved accelerating the 2008 award thereby providing two years worth of awards (2007 and 2008) in 2007 to all eligible participants for the following reasons:

	➢	To minimize the charge to earnings for restricted stock and SSARs as opposed to annual stock awards made in future years at a potentially higher stock price.

	➢	The motivation to increase the stock price quicker will be accelerated with the leverage of two year’s worth of awards.

	➢	To improve the retention value via a multiple year grant in 2007.

The restricted stock awards and SSARs awards made under the LTIP 2007 program were issued under the 2007 Incentive Plan. This Plan is part of the Company’s stock option and stock incentive programs, under which the Company may, separate from the LTIP, make stock awards to employees and non-employee directors as discussed below.

2008 Award under the Amended and Restated 2007 Stock Incentive Plan

The following table sets forth information regarding awards of SSARs and restricted stock made in 2008 pursuant to the 2007 Incentive Plan. Peter Whitfield received in 2008 a long-term incentive grant composed 50% of restricted stock and 50% of SSARs, with all restricted stock and SSARs granted at a price of $9.60 per share, the closing market price per share on February 2, 2007, as approved by the Board.

NAME AND POSITION	NUMBER OF SSARs	NUMBER OF RESTRICTED SHARES

Peter Whitfield, Chief Financial Officer	15,569	5,402

Stock Option and Stock Incentive Programs

Stock Option Program

Separate from the Company’s LTIP program, options to purchase Common Stock are a component of the Company’s executive compensation program. The Committee views the grant of stock options as an incentive that serves to align the interests of executive officers with the Company’s goal of enhancing stockholder value. The stock option program assists the Company to:

•	enhance the link between the creation of stockholder value and long-term executive incentive compensation;

•	maintain and improve long-term retention of key personnel;

•	ensure the company provides a very competitive total compensation program for its key personnel;

•	provide an opportunity for increased equity ownership by executives; and

•	maintain competitive levels of total compensation.

The Committee reviews and acts upon recommendations by the Chief Executive Officer with regard to the grant of stock options to executive officers (other than to himself and Todd Leto). Stock option award levels are determined based on market data, vary among participants based on their positions and responsibilities within the Company and previous stock option grants (if any) and are granted at the Committee’s regularly scheduled April meeting. On occasion, options are awarded at other times throughout the year for exceptional performance. Newly hired or promoted executives, other than executive officers, receive their award of stock options on either their first day of regular employment or the day the award is approved by the Compensation Committee.

Options are awarded at the Nasdaq exchange’s closing price of the Common Stock on the date of the grant and reflect fair market value (“FMV”). Options will only have value to an executive officer if the stock price increases over the exercise price. The Committee has never granted options with an exercise price that is less than the closing price of the Common Stock on the grant date nor has it granted options which are priced on a date other than the grant date. The majority of the options granted by the Committee vest at a rate of 25% per year on each of the first four anniversaries of the date of grant, provided that the option holder is a GTSI employee on the vesting date. The option term is typically seven years. Vesting ceases upon termination of employment and vested options can be exercised within three months of termination. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights or dividends.

Stock Incentive Program

Given the recent industry trend to move away from stock options as a key component of an executive compensation program, in 2005 the Committee initiated a review of other stock incentive programs from Longnecker. As a result, in 2005 stockholders approved the addition of a stock incentive program to the Company’s then existing 1996 Stock Option Plan (which was changed to the title “1996 Stock Incentive Plan”), that provides for options and alternative incentive programs to encourage performance and improve retention of key executives.

The Board, in February 2007, approved the amendment to the 1996 Stock Incentive Plan to provide for stock appreciation rights as a component of the stock incentive program and as a component of the 2007 LTIP program and stockholders approved the Board’s action at the 2007 annual stockholders meeting. A full description of the Plan, as amended by the 2007 Incentive Plan, was provided in GTSI’s 2007 proxy soliciting material.

Under the 2007 Incentive Plan, the Company may, upon approval by the Compensation Committee (except for awards made to the Chief Executive Officer that requires the Board’s approval) make stock awards in the form of restricted stock, restricted stock units, or performance awards to select participants, including the named executive officers, whose annual non-equity incentive compensation represents a portion of their total annual compensation. Under the stock incentive program, participants may be awarded a number of shares based on the individual’s performance or as part of the annual review of the executive’s compensation portfolio.

Group Benefits/Perquisites and Other Personal Benefits

GTSI’s named executive officers generally do not receive any special benefits. The Company does not offer a retirement program. However the Company does provide certain named executive officers with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews and benchmarks the levels of perquisites and other personal benefits provided to named executive officers via its external executive consultant Longnecker.

The named executive officers are provided annual executive physicals (by a certified third party), supplemental disability insurance and long-term care insurance. The Company’s Chief Executive Officer, Mr. Leto, has the following additional benefits: $15,000 annual car allowance (plus gross up for taxes which was announced on February 15, 2008); $50,000 (plus gross up for taxes which was announced on February 15, 2008) annual long-term extended-stay residence in the Northern Virginia area; and $50,000 annual budget for travel to and from Mr. Leto’s primary residence and his Northern Virginia long-term extended-stay residence. Additionally GTSI pays for various strategic business club memberships.

Severance and Change of Control Provisions for Named Executive Officers

See detail listing on page 30 titled: EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Code Section 162(m), which provides that a publicly held corporation such as the Company will not be allowed a federal income tax deduction for compensation paid to the chief executive officer or one of the four most highly compensated officers (other than the chief executive officer) to the extent that compensation (including stock-based compensation) paid to each such officer exceeds $1 million in any year unless such compensation was based on performance goals. The 2007 Incentive Plan is designed so that amounts realized on the award of shares and the exercise of options granted thereunder may qualify as “performance-based compensation” that is not subject to the deduction limitation of Section 162(m). The Committee intends to evaluate other elements of compensation in light of Section 162(m) but may enter into arrangements that do not satisfy exceptions to Section 162(m), as the Committee determines to be appropriate.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, the Company began accounting for stock-based payments including its LTIP, stock option and stock incentive programs, in accordance with the requirements of FASB Statement No. 123(R).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Executive Compensation and Related Information above, which includes the Compensation Discussion and Analysis, with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Executive Compensation and Related Information be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Daniel R. Young, Chairman
Thomas L. Hewitt
Steven Kelman

SUMMARY COMPENSATION TABLE

The following table sets forth certain information for the year ended December 31, 2008 concerning compensation paid or accrued by the Company to or on behalf of: (a) the Company’s CEO, and (b) the Company’s CFO, and (c) the three most highly compensated executive officers other than the CEO and CFO whose compensation during 2008 exceeded $100,000 (collectively, the “Named Executive Officers”). Discussion about this table and the Grants of Plan-Based Awards table (below) are set out in the above Compensation Discussion and Analysis section.

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($)(1) (c)	Bonus ($)(2) (d)		Stock Awards ($) (4) (e)	Option Awards ($) (4) (f)	Non-Equity Incentive Plan Compensation ($)(2)(3) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(5) (i)		Total ($) (j)

James Leto (6)	2008	524,439	0		200,580	631,837	802,058	0	125,594	(7)	2,284,508
CEO	2007	497,727	0		133,099	529,925	642,500	0	123,882	(8)	1,945,497
	2006	340,741	573,000		0	1,311,520	529,167	0	111,173	(9)	2,865,601

Scott Friedlander	2008	340,000	0		90,029	217,158	399,771	0	7,850	(10)	1,054,808
President and COO	2007	301,705	0		63,175	170,196	215,642	0	7,878	(11)	758,596
	2006	265,000	196,500		51,380	131,152	186,701	0	10,000	(12)	840,733

Peter Whitfield Senior Vice President and CFO	2008	199,623	17,500	(13)	18,586	45,088	144,431	0	5,750		430,978

Joseph Ragan (14)	2008	209,687	28,961	(15)	78,049	157,724	227,653	0	28,354	(16)	730,428
Senior Vice	2007	274,432	7,500	(17)	43,258	105,138	172,769	0	7,725	(18)	610,822
President & CFO	2006	147,948	57,500	(19)	0	157,529	66,907	0	0		429,884

Todd Leto Senior Vice President	2008	250,000	0		81,087	111,501	295,714	0	9,169	(20)	747,470

William Weber	2008	235,000	0		60,444	92,475	275,621	0	7,850	(21)	671,390
Senior Vice	2007	234,205	0		43,540	66,993	147,639	0	7,725	(22)	517,793
President	2006	195,278	41,500		51,380	65,576	186,762	0	0		540,496

[1]	Includes amounts, if any, deferred by the Named Executive Officer pursuant to the Company’s 401(k) plan.

[2]	Bonuses and Incentives under any Executive Bonus Plan are based on corporate and individual performance. See “Compensation Discussion and Analysis.”

[3]

For Year 2006, includes incentive earned in 2006, but paid in 2007; for Year 2007, includes incentive earned in 2007, but paid in 2008, and for Year 2008, includes incentive earned in 2008, but paid in 2009.

[4]

Amounts reflect the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with SFAS 123R, without regard to the possibility of forfeitures. Assumptions used in the calculations of these amounts are included in Note 8 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K.

[5]	All other Compensation includes Company contribution to 401(k), if any, which in each is less than $10,000 per person.

[6]	Mr. Leto was appointed President and Chief Executive Officer as of February 16, 2006; he relinquished the President title on December 1, 2007.

[7]

Amount includes housing allowance ($50,000), car allowance ($15,000), and commuting allowance ($50,000). Other perquisites include club memberships, physical exam, and supplemental disability insurance.

[8]

Amount includes housing allowance ($50,000), car allowance ($15,000), commuting allowance ($50,000), and relocation ($2,084). Other perquisites include club memberships, physical exam, and supplemental disability insurance.

[9]

Amount includes housing allowance ($43,750), car allowance ($13,125), and commuting allowance ($43,750). Other perquisites include club memberships, physical exam, and supplemental disability insurance.

[10]	Amount includes perquisites of physical exam, and supplemental disability insurance.

[11]	Amount includes perquisites of physical exam, and supplemental disability insurance.

[12]	Amount includes perquisites of physical exam, and supplemental disability insurance.

[13]	Amount reflects bonus for duties as Interim CFO and year-end audit.

[14]	Mr. Ragan resigned as an officer and employee of the Company, effective September 26, 2008.

[15]	Amount reflects performance-based bonus.

[16]	Amount includes PTO payout. Other perquisites include physical exam, and supplemental disability insurance.

[17]	Amount reflects sign-on bonus ($7,500).

[18]	Amount includes perquisites of physical exam, and supplemental disability insurance.

[19]	Amount includes sign-on bonus ($7,500).

[20]	Amount includes perquisites of club membership, physical exam, and supplemental disability insurance.

[21]	Amount includes perquisites of physical exam, and supplemental disability insurance.

[22]	Amount includes perquisites of physical exam, and supplemental disability insurance.

NOTE: Stock Award compensation is included in Option Exercises and Stock Vested table

GRANTS OF PLAN-BASED AWARDS

						All Other Stock Awards: Number of Shares of Stocks or Units (#) (i)(1)		All Other Option Awards: Number of Securities Underlying Options (#) (j)(1)		Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards (l)

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (5)

Name (a)	Grant Date (b)	Approval Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)

	10/29/08					5,402	(2)				5.55
Peter	10/29/08							15,569	(3)	9.60	5.55
Whitfield	10/29/08							25,000	(4)	5.55	5.55
			0	125,000	250,000

(1)	All grants were made under the 2007 Amended and Restated Stock Incentive Plan.

(2)	Shares vest as follows: 1,080 on 10/29/2009, 1,080 on 10/29/2010, 1,080 on 10/29/2011, 1,081 on 10/29/2012 and 1,081 on 10/29/2013.

(3)	SSARs vest as follows: 3,113 on 10/29/2009, 3,113 on 10/29/2010, 3,113 on 10/29/2011, 3,115 on 10/29/2012 and 3,115 on 10/29/2013.

(4)	Shares vest as follows: 6,250 on 10/29/2009, 6,250 on 10/29/2010, 6,250 on 10/29/2011, and 6,250 on 10/29/2012.

(5)	Target represents attainment of 100% of Annual Short Term Incentive Plan; maximum represents attainment of 200% of Annual Short Term Incentive Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

OPTION AWARDS							STOCK AWARDS

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (j)

											0
	15,000	0		0	3.875	5/18/2009				0	0
	15,000	0		0	2.813	5/16/2010				0	0
	15,000	0		0	6.20	5/15/2011				0	0
James Leto	10,000	0		0	8.48	5/9/2012				0	0
	10,000	0		0	8.30	5/9/2013				0	0
	10,000	0		0	10.15	5/10/2014				0	0
	136,000	264,000	(1)	0	6.75	4/28/2013				0	0
	41,517	166,071	(2)	0	9.60	2/2/2014				0	0
							62,954	(3)	377,724	0	0

	15,000	0		0	11.30	1/28/2010				0	0
	15,000	0		0	12.48	12/1/2010				0	0
	27,200	52,800	(4)	0	8.09	7/21/2012				0	0
Scott	20,000	20,000	(5)	0	6.75	4/28/2013				0	0
Friedlander							7,000	(6)	42,000	0	0
	16,503	66,013	(7)	0	9.60	2/2/2014				0	0
							25,024	(8)	150,144	0	0

	3,750	11,250	(9)	0	11.00	3/22/2014				0	0
	3,632	14,532	(10)	0	9.60	2/2/2014				0	0
							5,509	(11)	33,054	0	0
Peter Whitfield	0	25,000	(12)	0	5.55	10/29/2015				0	0
	0	15,569	(13)	0	9.60	10/29/2015				0	0
							5,402	(14)	32,412	0	0

Joseph Ragan (15)	0	0		0	0					0	0

	20,000	0		0	11.06	10/24/2009				0	0
	20,000	0		0	8.79	7/8/2010				0	0
	5,000	0		0	12.10	3/19/2011				0	0
Todd Leto							3,300	(16)	19,800	0	0
							7,000	(17)	42,000	0	0
	10,000	10,000	(18)	0	6.75	4/28/2013				0	0
	12,974	51,897	(19)	0	9.60	2/2/2014				0	0
							19,673	(20)	118,038	0	0

	20,000	0		0	8.40	6/1/2012				0
William Weber	10,000	10,000	(21)	0	6.75	4/28/2013				0	0
							7,000	(22)	42,000	0	0
	10,379	41,518	(23)	0	9.60	2/2/2014				0	0
							15,739	(24)	94,434		0

(1)	Shares vest as follows: 132,000 on 4/28/2009 and 132,000 on 4/28/2010.

(2)	SSARs vest as follows: 41,518 on 2/2/2009, 41,517 on 2/2/2010, 41,518 on 2/2/2011 and 41,518 on 2/2/2012.

(3)	Shares vest as follows: 15,738 on 2/2/2009, 15,739 on 2/2/2010, 15,738 on 2/2/2011 and 15,739 on 2/2/2012.

(4)	Shares vest as follows: 26,400 on 7/21/2009 and 26,400 on 7/21/2010.

(5)	Shares vest as follows: 10,000 on 4/28/2009, and 10,000 on 4/28/2010.

(6)	Shares vest as follows: 2,380 on 7/20/2009, 2,310 on 7/20/2010 and 2,310 on 7/20/2011.

(7)	SSARs vest as follows: 16,503 on 2/2/2009, 16,503 on 2/2/2010, 16,503 on 2/2/2011 and 16,504 on 2/2/2012.

(8)	Shares vest as follows: 6,256 on 2/2/2009, 6,256 on 2/2/2010, 6,256 on 2/2/2011 and 6,256 on 2/2/2012.

(9)	Shares vest as follows: 3,750 on 3/22/2009, 3,750 on 3/22/2010 and 3,750 on 3/22/2011.

(10)	SSARs vest as follows: 3,633 on 2/2/2009, 3,633 on 2/2/2010, 3,633 on 2/2/2011 and 3,633 on 2/2/2012.

(11)	Shares vest as follows: 1,377 on 2/2/2009, 1,377 on 2/2/2010, 1,377 on 2/2/2011 and 1,378 on 2/2/2012.

(12)	Shares vest as follows: 6,250 on 10/29/2009, 6,250 on 10/29/2010, 6,250 on 10/29/2011 and 6,250 on 10/29/2012.

(13)	SSARS vest as follows: 3,113 on 10/29/2009, 3,113 on 10/29/2010, 3,113 on 10/29/2011, 3,115 on 10/29/2012 and 3,115 on 10/29/2013.

(14)	Shares vest as follows: 1,080 on 10/29/2009, 1,080 on 10/29/2010, 1,080 on 10/29/2011, 1,081 on 10/29/2012 and 1,081 on 10/29/2013.

(15)

Mr. Ragan resigned as an officer and employee of the Company effective September 26, 2008. All vested and unvested shares of options and SSARS and all unvested shares of restricted stock were cancelled as of December 26, 2008.

(16)	Shares vest as follows: 1,650 on 7/21/2009 and 1,650 on 7/21/2010.

(17)	Shares vest as follows: 2,380 on 7/20/2009, 2,310 on 7/20/2010 and 2,310 on 7/20/2011.

(18)	Shares vest as follows: 5,000 on 4/28/2009 and 5,000 on 4/28/2010.

(19)	SSARS vest as follows: 12,974 on 2/2/2009, 12,974 on 2/2/2010, 12,974 on 2/2/2011 and 12,975 on 2/2/2012.

(20)	Shares vest as follows: 4,918 on 2/2/2009, 4,918 on 2/2/2010, 4,918 on 2/2/2011 and 4,919 on 2/2/2012.

(21)	Shares vest as follows: 5,000 on 4/28/2009, and 5,000 on 4/28/2010.

(22)	Shares vest as follows: 2,380 on 7/20/2009, 2,310 on 7/20/2010, and 2,310 on 7/20/2011.

(23)	SSARs vest as follows: 10,379 on 2/2/2009, 10,380 on 2/2/2010, 10,379 on 2/2/2011 and 10,380 on 2/2/2012.

(24)	Shares vest as follows: 3,935 on 2/2/2009, 3,934 on 2/2/2010, 3,935 on 2/2/2011 and 3,935 on 2/2/2012.

OPTION EXERCISES AND STOCK VESTED

	OPTION AWARDS		STOCK AWARDS

Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)

Jim Leto	15,000	43,957	15,738	142,586
Scott Friedlander	0	0	6,256	56,679
Peter Whitfield	0	0	1,377	12,476
Joseph Ragan	0	0	5,115	46,342
Todd Leto	0	0	6,618	57,851
William Weber	0	0	3,934	35,642

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about Common Stock that has been issued as restricted stock and that may be issued upon future grants of stock incentive awards and future exercise of options under the Company’s equity compensation plans as of December 31, 2008, including the Company’s 1997 Stock Option Plan, Amended and Restated 2007 Stock Incentive Plan (formerly the 1996 Stock Incentive Plan), 1994 Stock Option Plan and the Company’s Employee Stock Purchase Plan.

Plan Category	Number of Shares to be Issued upon Exercise of Outstanding Options/ Restricted Stock (a)	Weighted Average Exercise Price of Outstanding Options/ Restricted Stock (b)	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (excluding shares reflected in column (a)) (c)

Equity compensation plans approved by stockholders	2,347,267	$8.50	311,049
Equity compensation plans not approved by stockholders[1]	58,700	$10.08	N/A
Total	2,405,967	$9.36	311,049

[1]

Represents an aggregate of shares issuable under options granted from time to time to persons not previously employed by the Company, as an inducement essential to such persons entering into offer letters or employment agreements with the Company.

COMMON STOCK OWNERSHIP OF
PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of Common Stock as of February 24, 2009 (except as noted otherwise) by: (a) each person who is known by the Company to own beneficially more than 5% of the outstanding Common Stock; (b) each of the Company’s directors who owns Common Stock; (c) each of the executive officers named in the Summary Compensation Table; and (d) all current directors and executive officers of the Company as a group.

Name of Beneficial Owner[1]	Shares Beneficially Owned	Percent of Class

Linwood A. (“Chip”) Lacy, Jr. [2] c/o Solomon, Ward, Seidenwurm & Smith 401 B Street Suite 1200 San Diego, CA 92101	1,394,600	13.8%

T. Rowe Price 100 Light Street Baltimore, MD 21202	891,200	8.8%

Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	826,981	8.2%

M. Dendy Young c/o Charles Schwab & Co. ATTN: Thomas Farley Bethesda, MD 20814	783,284	7.8%

Peninsula Capital Management, Inc. 235 Pine Street, Suite 1818 San Francisco, CA 94104	704,947	7.0%

Franklin Advisors 1 Franklin Parkway San Mateo, CA 94402	516,644	5.1%

James J. Leto[3]	375,786	3.6%

Lee Johnson[4]	188,432	1.9%

Scott Friedlander[5]	145,327	1.4%

John M. Toups[6]	115,332	1.1%

Todd Leto[7]	113,213	1.1%

Steven Kelman, Ph.D.[8]	108,113	1.1%

Daniel R. Young[9]	83,332	*

William Weber[10]	74,408	*

Thomas L. Hewitt[11]	38,332	*

Barry L. Reisig[12]	36,332	*

Peter Whitfield[13]	24,995	*

Joseph “Keith” Kellogg, Jr.[14]	23,332	*

Lloyd Griffiths[15]	3,333	*

Joseph Ragan	3,150	*

All Directors and Executive Officers as a group (14 persons)[16]	1,433,689	13.0%

* Less than one percent.

[1]

Such persons have sole voting and investment power with respect to all Common Stock shown as being beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.

[2]	Excludes 500,000 shares owned by the Linwood A. Lacy, Jr. 2004 Charitable Lead Annuity Trust; Mr. Lacy has no beneficial interest in such shares.

[3]	Includes 294,035 shares for which options/SSARs are exercisable or become exercisable within 60 days after February 23, 2009.

[4]	Includes 60,100 shares for which options are exercisable or become exercisable within 60 days after February 23, 2009 and 3,333 restricted shares.

[5]	Includes 110,206 shares for which options/SSARs are exercisable or become exercisable within 60 days after February 23, 2009.

[6]	Includes 77,000 shares for which options are exercisable or become exercisable within 60 days after February 23, 2009 and 3,333 restricted shares.

[7]	Includes 80,948 shares for which options/SSARs are exercisable or become exercisable within 60 days after February 23, 2009.

[8]	Includes 75,000 shares for which options are exercisable or become exercisable within 60 days after February 23, 2009 and 3,333 restricted shares.
[9]	Includes 50,000 shares for which options are exercisable or become exercisable within 60 days after February 23, 2009 and 3,333 restricted shares.

[10]	Includes 50,758 shares for which options/SSARs are exercisable or become exercisable within 60 days after February 23, 2009.

[11]	Includes 20,000 shares for which options are exercisable or become exercisable within 60 days after February 23, 2009, and 3,333 restricted shares.

[12]	Includes 20,000 shares for which options are exercisable or become exercisable within 60 days after February 23, 2009 and 3,333 restricted shares.

[13]	Includes 13,765 shares for which options/SSARs are exercisable or become exercisable within 60 days after February 23, 2009.

[14]	Includes 10,000 shares for which options are exercisable or become exercisable within 60 days after February 23, 2009 and 3,333 restricted shares.

[15]	Includes 3,333 restricted shares.

[16]	Includes 970,913 shares, comprising of shares for which options/SSARs are exercisable or become exercisable within 60 days after February 23, 2009 and restricted shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Exchange Act Section 16(a) requires the Company’s directors and officers, and persons who own more than 10% of the Common Stock, to file with the SEC reports concerning their beneficial ownership of the Company’s equity securities. Directors, officers and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all such SEC reports they file. Pursuant to Item 405 of SEC Regulation S-K, the Company is required in this Proxy Statement to provide disclosure of “insiders” who do not timely file such reports. Based solely on a review of Forms 3 and 4 and amendments thereto furnished to the Company during 2008, Barry Reisig failed to file timely a Form 4 regarding a grant of restricted stock. Thereafter the Form 4 was filed.

EXECUTIVE OFFICERS

The Company’s executive officers, and certain information about each of them, are as follows:

Name	Age	Title

James Leto	65	Chief Executive Officer
Scott Friedlander	49	President and Chief Operating Officer
Peter Whitfield	50	Senior Vice President and Chief Financial Officer
Todd Leto	41	Senior Vice President, Sales
William Weber	43	Senior Vice President, Professional Services
Robert Mitchell	43	Senior Vice President, Operations

Officers are appointed by and serve at the discretion of the Board, except that officers at the Vice President level are appointed by and serve at the discretion of the Chief Executive Officer.

For information concerning Mr. Leto, see “Election of Directors.”

Mr. Friedlander joined the Company in 2001 as Vice President, Sales, Technology Teams. He was promoted in 2003 to Group Vice President, Sales, Enterprise Technology Practices. In July 2005 he was promoted to Executive Vice President, Sales, and to President and Chief Operating Officer as of December 1, 2007. From February 2000 until June 2001, he served as Executive Vice President of Sideware Corp., an internet customer service system company. From 1982 until 2000, Mr. Friedlander was employed by Xerox Corp.¸ where he was promoted to Vice President/General Manager.

Mr. Whitfield joined the Company in March of 2007 as Division Vice President, Internal Audit and Process. He was promoted to Vice President, Financial Planning, Analysis and Internal Audit in June of 2008. In September of 2008, he was appointed Vice President and Interim CFO and in October of 2008, he was promoted to Senior Vice President and CFO. From October 2003 to June 2004, he served as a consultant for Worldcom, Inc. From June to September 2004, he served as Sr. Director of Procurement for Inphonic, Inc., then from September 2004 until May 2005, he served as Vice President of Fulfillment and from May 2005 until July 2006, he served as Sr. Vice President of Operations. From August 2006 until March 2007, he served as a Financial Consultant for GTSI Corp.

Mr. James “Todd” Leto joined the Company in August of 2002 as Vice President, Integrator Solutions Group. He was promoted to Senior Vice President, Sales in January 2005. From February 2001 until July 2002, he served as a Senior Director, State & Local Sales, for Peregrine Systems, a software company. Additionally, he spent seven years at Oracle Corporation in positions of ascending responsibility culminating with Regional Sales Manager where he was responsible for one-third of Oracle’s federal practice.

Mr. Weber joined the Company in July 2005 as Vice President, Professional Services. He was promoted in October 2006 to Senior Vice President, Programs and Services. From January 2002 until July 2005, he served in several capacities at McData Corporation, a storage OEM company, most notably as a Vice President of Sales and Services. From 1998 until 2002, he served in many roles at International Network Services, a technology-based professional services company, most significantly as Director and General Manager. From 1993 to 1998, he served in various capacities at AT&T, a network transport services provider, most notably as Director for Data Services and Sales of the Eastern Region, US.

Mr. Mitchell joined the Company in December 2002 as Sr. Director, Strategic Business Analysis. He was promoted in March 2005 to Vice President, Information Advantage. In July 2005, he was promoted to CIO and VP, Information Advantage. In March 2006, he was promoted to Group Vice President, Operations and CIO. He was promoted in October 2006 to Senior Vice President, Operations and CIO. From May 1999 until January 2001, he served as Program Manager of Works, Inc., a web-based procurement management company. From January 2001 until November 2001, he served as COO/CFO and VP of Marketing and Operations of iNetProfit, Inc., a web-based sales lead management company. From November 2001 until December 2002, he was self-employed as a consultant. Mr. Mitchell resigned as an officer and employee of the Company, effective March 6, 2009.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during the 2008 fiscal year were: Daniel Young (Chairperson) for all of fiscal 2008; Thomas Hewitt for all of fiscal 2008 and Steven Kelman for all of fiscal 2008. No member of this committee was at any time during the 2008 fiscal year or at any other time an officer or employee of the Company, and no member of this committee had any relationship with GTSI requiring disclosure under Item 404 of Regulation S-K. No executive officer of GTSI has served on the board of directors or compensation committee of any other entity that has or has had one of more executive officers who served as a member of the Board or its Compensation Committee during the 2008 fiscal year.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT
AND CHANGE OF CONTROL ARRANGEMENTS

Employment Agreements, Severance Agreements and Change-of-Control Arrangements

The following is a description of the employment agreements and change-of-control arrangements with respect to each named executive officer. The amount of compensation payable to each named executive officer upon termination without cause, termination for good reason and various change-of-control scenarios is shown below. The amounts shown assume that such termination was effective as of December 31, 2008, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

James Leto

Effective as of February 16, 2006, the Company entered into an employment agreement with Mr. Leto. The agreement had an initial term of one year; however it may be terminated earlier upon certain circumstances. The term of the agreement will be automatically renewed and extended for a period of 12 months commencing on the first anniversary of the effective date and on each successive anniversary thereafter unless either party gives notice that the agreement will not be renewed.

Mr. Leto’s employment agreement provides that if his employment is terminated by the Company without cause or by Mr. Leto for good reason, GTSI will pay him an amount equal to one times the sum of his base salary and short term incentive earned in the prior 12 months. The base salary will be paid out in 24 biweekly payments in accordance with the Company’s standard payroll during such 12 months. The incentive will be paid out in its normal measurement periods (quarterly).

The following table sets forth the estimated payments and benefits that would be provided to Mr. Leto if his employment had been terminated on December 31, 2008, by the Company without cause or Mr. Leto for good reason.

Annual Base Salary ($)[1]	Prior 12 month short term incentive earned ($) [2]	Total ($)

525,000	802,058	1,327,058

[1] In 2008, Mr. Leto was entitled to a base salary of $525,000.

[2] The amount represents Mr. Leto’s historical 12 month short term incentive earned as of December 31, 2008.

CEO Change of Control

Under his employment agreement, Mr. Leto will be entitled to the benefits set forth in the table above if he terminates the agreement for good reason after any of the following events (a “Change of Control”), occur:

➢

Any “person,” including a “group,” as such terms are defined in Sections 13(d) and 14(d) of the Exchange Act and the rules promulgated thereunder, other than Linwood A. Lacy, Jr. and his affiliates or a trustee or other fiduciary holding the Company’s voting securities under any employment benefit plan, becomes the beneficial owner, as defined under the Exchange Act, directly or indirectly, whether by purchase or acquisition or agreement to act in concert or otherwise, of 35% or more of the outstanding Company’s voting securities;

➢

The Company’s stockholders approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Company’s voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being exchanged for securities of the surviving entity) more than 50% of the combined voting power of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

➢	The Company’s stockholders approve an agreement to merge, consolidate, liquidate, or sell all or substantially all of the Company’s assets.

Under his employment agreement, “good reason” is the assignment of duties materially inconsistent with his position and status with the Company prior to the Change of Control, without Mr. Leto’s consent.

Mr. Leto and the Company also entered into a Change of Control Agreement providing, in addition to the change of control payments and benefits noted above, for the immediate vesting of unvested stock options awarded in 2006, and subsequent awards if any, upon a change of control. The equity vesting would occur if Mr. Leto is terminated without cause or terminates for “good reason.” The definition of “change of control” and “good reason” are the same as above under the heading “CEO Change of Control”. Mr. Leto is also entitled to a tax gross up payment if excise taxes are payable on these benefits after the change of control.

2008 Annual Base Salary ($)[1]	Historical 12 month incentive (EBT) earned ($)[2]	Equity vesting ($)[3]	Restricted share vesting ($)[4]	Total ($)

525,000	802,058	0	377,724	1,704,782

[1] Lump sum one year base salary (2008) payable under the Employment Agreement.

[2] The amount represents historical 12 month short term incentive earned as of December 31, 2008 payable under the Employment Agreement.

[3] The amount represents the value of stock options and SSARs that would vest automatically pursuant to the Change of Control Agreement using the stock price of $6.00 per share on December 31, 2008 payable under the Change of Control Agreement.

[4] The amount represents the value of restricted shares that would vest automatically pursuant to the Change of Control Agreement using the stock price of $6.00 per share on December 31, 2008 payable under the Change of Control Agreement.

If Mr. Leto is terminated for cause, the Company will have no obligations to Mr. Leto other than reimbursement of expenses incurred prior to such termination. If Mr. Leto resigns (other than as described above), then he will not be entitled to further compensation except as may be provided by the terms of any benefit plans of the Company in which he participates and the terms of any outstanding equity grants, for salary accrued but unpaid through the date of resignation and reimbursement of expense incurred prior to such date.

Scott Friedlander, Joseph Ragan, Peter Whitfield, Todd Leto and William Weber

The Company has entered into Change of Control Agreements and Severance Agreements with certain key employees, including the named executive officers, other than Mr. James Leto. The Change of Control Agreements and Severance Agreements are designed to promote stability and continuity of senior management. Information regarding applicable payments under the Change of Control Agreements for the named executive officers is provided under the heading “Change of Control.”

Joseph Ragan, SVP & Chief Financial Officer resigned on August 28, 2008, and was compensated through the end of September 2008, and received his Q3 2008 bonus award. Severance amounts were not paid to Mr. Ragan.

Severance Agreements

As of March 2006, four of the Named Executive Officers and four other officers also have a Severance Agreement. James Leto, CEO, has a separate severance plan as provided in the Employment Agreement between Mr. Leto and GTSI, as noted above.

The Company entered into a Severance Agreement with Messrs. Friedlander, Whitfield, Todd Leto and Weber. Each of Messrs. Friedlander, Whitfield, Todd Leto and Weber are referred to as an “executive” for purposes of this discussion. Mr. Friedlander’s Severance Agreement was superseded by his Employment Agreement noted below when he was promoted to President and COO.

The agreement with each executive entitles the executive to a severance package if they are terminated by GTSI without “cause,” or are notified of one of the following conditions, and as a result, resign from GTSI within 30 calendar days of such notice (“resignation”):

➢	The executives’ annual base salary is reduced by more than 20% from its then current amount;

➢

The executives’ duties, responsibilities, authority, reporting structure, title (excluding any minor or inadvertent action which is remedied by the Company immediately after notice by the executive) are significantly or meaningfully, as reasonably determined by the Company, reduced by the Company;

➢

The Company asks the executive to permanently relocate to a different GTSI work site that would increase the executives’ one-way commute distance by more than 35 miles from their then principal residence.

In the event of the executives’ termination or resignation, the Company will pay the executive a severance payment in an amount equal to six months of the executives’ then current annual base salary (twelve months for Scott Friedlander) (the “Severance Compensation”). The lump sum payment will be subject to standard withholdings and deductions.

The Company’s obligation to pay this Severance Compensation is subject to an effective release from the executive.

In the case of a Change of Control, as defined below, the terms of the Change of Control Agreement will supersede the terms of the executives’ Severance Agreement.

The following table sets forth the estimated payment to the executive if the Severance Agreement had been invoked on December 31, 2008:

Name	Cash Benefit ($)

Scott Friedlander	340,000[1]
Peter Whitfield	125,000[2]
Todd Leto	125,000[2]
William Weber	117,500[2]

[1] The amount represents twelve months of base salary, paid out in a lump sum.

[2] The amount represents six months of base salary, paid out in a lump sum.

2008 Employment Agreement

The Company and Mr. Whitfield entered into an Employment Agreement pursuant to which Mr. Whitfield has agreed to serve as Chief Financial Officer effective October 29, 2008 (the “Agreement”). Pursuant to the Agreement, the Company will pay Mr. Whitfield (with such pay effective as of October 1, 2008) a salary at the annual rate of $250,000 and during the term of the Agreement, Mr. Whitfield will have a targeted annual bonus of up to $125,000 at 100% achievement, or $250,000 at 200% achievement, subject to the Company’s then existing bonus plan attainment level.

The Company will also provide Mr. Whitfield with a severance payment equal to six months of base salary for a termination without cause, as defined in the Agreement, and in the case of termination without cause under a change of control occurrence (as defined in the Agreement), a severance equal to 12 months of total targeted compensation. In addition, the Company will provide Mr. Whitfield with the employee benefits accorded other senior executive officers of the Company.

As part of the Employment Agreement, Mr. Whitfield will be receiving 25,000 options under the Company’s Amended and Restated 2007 Stock Incentive Plan, and under the Company’s Long-Term Incentive Plan, he will also be receiving 5,402 restricted stock shares and 15,569 stock settled appreciation rights. Such awards were granted on October 29, 2008 and will be subject to the Company’s standard vesting periods. Descriptions of these plans are located in the Company’s previous definitive proxy statement filed on March 31, 2008.

Change of Control

The Compensation Committee and the Board have approved change of control agreements with the current four Named Executive Officers, other than Mr. James Leto, and 10 other officers. These agreements provide that if, within six months prior to or 24 months following a change of control, such officer is terminated as an employee of the Company other than for cause, or the officer resigns because his or her compensation is reduced, his or her responsibilities are substantively diminished, or he or she is required to relocate, he or she will receive specific payments based on his or her then current annual salary and targeted annual bonus. Each of Messrs. Friedlander, Whitfield, Todd Leto and Weber are referred to as an “executive” for purposes of this discussion.

The Change of Control Agreement provides, without changing the nature of the at-will employment relationship, that in connection with a Change of Control, the executive will be entitled to the cash benefits, health insurance benefits, gross-up benefits as well as immediate vesting of any outstanding stock options, restricted stock or SSARs, as described below.

If during or following a Change of Control, the executive is terminated for Cause, the Company will have no obligations to such executive other than reimbursement of expenses incurred prior to such termination. If an executive resigns (other than for Good Reason), then he will not be entitled to further compensation except as may be provided by the terms of any benefit plans of the Company in which he participates and for salary accrued but unpaid through the date of resignation and reimbursement of expenses incurred prior to such date.

Change of Control Termination Benefits. If an executive’s employment with the Company is terminated without Cause, or the executive resigns for Good Reason during the Change of Control period, or events leading to executive’s resignation for Good Reason are effected in anticipation of a Change of Control, including an attempt to avoid the Company or its successor’s obligations under the Change of Control Agreement, the following will occur:

(a) As of December 31, 2008, the Company was obligated to provide to the executives a severance payment equal to a set amount of the executive’s then Annual Total Target Compensation as set forth in the table below. In the case of Mr. Friedlander the amount is based on 18 months, and for Mr. Whitfield, Mr. Todd Leto and Mr. Weber, the amount is based on 12 months. This amount will be paid in a lump sum manner within 30 days. In addition, the Company will provide the executive, at its expense, with continued group health insurance benefits (medical, dental and vision) for executive and executive’s eligible dependents under COBRA for a period of up to six months following the effective date of executive’s termination without Cause or resignation for Good Reason; or the executive is gainfully employed at another place of work, whichever is sooner.

(b) Any unvested stock awards issued to executive will have their vesting accelerated in full so as to become fully vested and immediately exercisable as of the date of such termination.

(c) Payment is contingent on an effective release from the executive.

“Cause” means the executive’s

(i) willful and continued failure to substantially perform his/her duties with the Company or willful and continued failure to substantially follow and comply with the specific and lawful directives of the Chief Executive Officer, as reasonably determined by the Chief Executive Officer (other than any such failure resulting from incapacity due to physical or mental illness or any such actual or anticipated failure after notice of resignation), after a written demand for substantial performance is delivered to the executive by the Chief Executive Officer, which demand specifically identifies the manner in which the Chief Executive Officer believes that the executive has not substantially performed his/her duties,

(ii) conviction of any felony involving moral turpitude;

(iii) engaging in illegal business practices or other practices contrary to the written policies of the Company;

(iv) misappropriation of assets of the Company;

(v) continual or repeated insobriety or drug use;

(vi) continual or repeated absence for reasons other than disability or sickness;

(vii) fraud; or

(viii) embezzlement of Company funds.

“Change of Control” includes:

(i) the acquisition by any individual or entity resulting in the control of 50% or more of outstanding shares of GTSI;

(ii) a change in a majority of the Company Board of Directors (other than through an “act of God”) and clearly related to the acquisition if the change occurred during any 12 consecutive months, and the new directors were not elected by the Company’s stockholders or by a majority of the directors who were in office at the beginning of the 12 months; or

(iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation (and the consummation thereafter), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.

“Change of Control Period” means the period of time starting six months prior to the date the Change of Control is effected and ending 24 months following such Change of Control.

“Good Reason” means any one of the following events (so long as executive tenders his resignation to the Company within 60 days after the occurrence of the event which forms the basis for any termination for Good Reason and clearly related to the Change of Control event):

(i) any reduction of the executive’s then existing annual base salary or annual bonus target;

(ii) any material reduction in the package of benefits and incentives, taken as a whole, provided to the executive (except that employee contributions may be raised to the extent of any cost increases imposed by third parties as applied to the Company as a whole) or any action by the Company which would materially and adversely affect the executive’s participation or reduce the executive’s benefits under any such plans, except to the extent that such benefits and incentives are reduced as to be made equivalent to the benefits and incentives of all other executive officers of the Company and/or its successor or assign;

(iii) any diminution of the executive’s duties, responsibilities, authority, reporting structure, titles or offices, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith which is remedied by the Company immediately after notice thereof is given by the executive;

(iv) request that the executive relocate to a work site that would increase the executive’s one-way commute distance by more than 35 miles from his then principal residence, unless the executive accepts such relocation opportunity;

(v) any material breach by the Company of its obligations under the agreement; or

(vi) any failure by the Company to obtain the assumption of the agreement by any successor or assign of the Company.

For six months following the termination of employment, each executive agrees not to disclose any confidential information obtained by him while in the employ of the Company with respect to the company’s business. In addition, each executive has agreed that during the term of his employment agreement and for six months thereafter, he generally will not (i) engage in any business in North America that is substantially identical to the business of GTSI or (ii) hire any employee, consultant or director of GTSI or encourage any such person to leave his or her job with GTSI or (iii) induce any client of GTSI to terminate its business relationship with the Company.

If it is determined that any payment or distribution by the Company to or for the benefit of the executive in connection with a Change of Control would be subject to the excise tax imposed by Internal Revenue Code Section 4999, the executive will be entitled to receive an additional payment (a “Gross-up Payment”) in an amount such that, after payment by the executive of the excise tax imposed by Code Section 4999 on the Gross-up Payment, the executive retains an amount of the Gross-up Payment equal to the excise tax imposed upon the Change of Control payments.

The following table sets forth the established payments and benefits that would be provided to each executive if their employment is severed or materially changed by a Change of Control as of December 31, 2008 if the executive had been terminated without cause or had terminated for good cause:

Name	Base salary benefit ($)	Annual Short Term Incentive Benefit ($)	Health Insurance Benefits ($)[1]	Option/SSARs Awards ($)[2]	Restricted Share Awards ($)[3]	Total ($)[8]

Scott Friedlander[4]	510,000	357,000	10,000	0	192,144	1,069,144
Peter Whitfield[5]	250,000	125,000	10,000	11,250	65,466	461,716
Todd Leto[6]	250,000	175,000	10,000	0	179,838	614,838
William Weber[7]	235,000	164,500	10,000	0	136,434	545,934

[1] The amount represents an estimate of 6 months of health insurance benefits at the current 2009 rate

[2] The amount represents fair market value of option and SSARs awards at the closing price on December 31, 2008 ($6.00)

[3] The amount represents fair market value of restricted share awards at the closing price on December 31, 2008 ($6.00)

4 Mr. Friedlander is eligible for 18 months of total target compensation

5 Mr. Whitfield is eligible for 12 months of total target compensation

[6] Mr. Todd Leto is eligible for 12 months of total target compensation

[7] Mr. Weber is eligible for 12 months of total target compensation

[8] Does not include “gross up” payments based upon determination that the amounts shown would not be subject to the excise tax imposed by Code Section 4999

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company and Federal Airways Corporation, a company of which Mr. Johnson is the owner and president, are parties to a consulting agreement, which began in 1997. In January of 2009, a new consulting agreement was executed and will continue until Mr. Johnson ceases to be a director of the Company or either party terminates the agreement. Under the agreement, if the Company calls upon Mr. Johnson to provide services in respect of Company matters, the Company pays Mr. Johnson a fee of $2,000 per day for his services and reimburses his related out-of-pocket expenses. During 2008, the Company paid Federal Airways Corporation $121,625, plus reimbursement of related out-of-pocket expenses of $6,420, for a total of $128,045 for services performed by Mr. Johnson during the year. During 2000 and 2001, the Company provided substantial equipment financing to a customer that was not otherwise affiliated with the Company or Mr. Johnson. In 2002 this customer was acquired by a “Fortune 100” company for which the Company continues to provide equipment and services. During 2004 the Company obtained additional contracts from this customer for five new locations. Since 2000 the Company has provided this customer approximately $300 million of equipment and services, and Mr. Johnson continues to assist the Company in the support of this customer. As noted above, Mr. Johnson informed the Company in July, 2006 of his desire to substantially reduce his consulting activity; and in January, 2009, the Company and Mr. Johnson entered into a new Agreement that further reduces his consulting activity.

Chief Executive Officer James J. Leto’s son, Todd Leto, serves as Senior Vice President, Sales, a division of the Company’s Sales organization. For 2008, refer to the Summary Compensation Table on page 22. During 2007, Mr. Todd Leto received a salary of $249,432, an incentive of $188,475, country club initiation fee of $15,000, and club membership of $2,603. By agreement between the Company and James J. Leto, Mr. James Leto does not participate in any decision making at GTSI with respect to Mr. Todd Leto’s performance or compensation.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The following Report of the Audit Committee of the Board (the “Audit Committee”) does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference in any of those filings.

The Board adopted a written Audit Committee Charter, a copy of which is posted on the Company’s Internet website, www.GTSI.com (located on the Investor Relations web page). The Board and the Audit Committee believe that the Audit Committee members are and were at the time of the actions described in this report “independent” as independence is defined in Nasdaq Rule 4200(a)(15).

In overseeing the preparation of the Company’s financial statements, the Audit Committee met with both management and the Company’s independent registered public accounting firm, Ernst & Young LLP and PricewaterhouseCoopers LLP to review and discuss significant accounting issues.

On June 5, 2007, the Company dismissed Ernst & Young LLP as its independent registered public accounting firm. The Company’s Audit Committee participated in and made the decision to change the Company’s independent registered public accounting firm.

The reports of Ernst & Young on the financial statements of the Company for the fiscal years ended December 31, 2005 and 2006, contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle, with an emphasis of a matter of the December 31, 2006 report regarding the Company’s required adoption of the Statement of Financial Accounting Standard Number 123(R) Share Based Payment. In addition, Ernst &Young’s report for December 31, 2005 stated that there was substantial doubt about the Company’s ability to continue as a going concern.

During the fiscal years ended December 31, 2005 and 2006 and through June 5, 2007, there have been no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Ernst & Young would have caused them to make reference thereto in their reports on the financial statements for such years.

During the fiscal years ended December 31, 2005 and 2006 and through June 5, 2007, there were no reportable events within the meaning of Item 304(a)(1)(v), except for the material weaknesses in internal control over financial reporting described in the following paragraphs.

In addition, in its Annual Report on Form 10-K/A for the fiscal year ended December 31, 2005, the Company reported it had the following additional material weaknesses in the following areas of the Company’s internal control over financial reporting: (1) insufficient controls over the accounting for the transfer of receivables to third parties; and (2) insufficient oversight of its accounts payable process, to include a lack of sufficient finance and accounting staff to perform monthly reconciliations of all accounts payable balances. The combination of these additional material weaknesses resulted in errors in the preparation of the 2005, 2004 and 2003 interim and annual financial statements in the areas of lease transactions and related transfers of receivables, inventory valuation, accounts payable, accounts receivable, sales, and cost of sales, and required restatement of the Company’s consolidated financial statements as of and for the year ended December 31, 2005, 2004 and 2003 and restatement of interim financial statements for the first quarter ended March 31, 2006.

The material weaknesses noted above remained in place as of December 31, 2006, as reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. Additionally, as of December 31, 2006, Ernst & Young reported to the Company an additional material weakness in the Company’s internal control over the revenue recognition process, particularly related to professional services revenue.

The Audit Committee and management discussed these material weaknesses with Ernst & Young and authorized Ernst & Young to respond fully to any inquiries about the Company’s material weaknesses over financial reporting as may be made by PricewaterhouseCoopers LLP. Ernst & Young furnished the Company with a letter addressed to the SEC stating Ernst & Young agreed with the above statements. A copy of such letter, dated June 11, 2007, is filed with the SEC.

The Company engaged PricewaterhouseCoopers LLP (“PricewaterhouseCoopers” or “PwC”) as its new independent registered public accounting firm as of June 6, 2007. During the fiscal years ended December 31, 2005 and 2006 and through June 5, 2007, the Company had not consulted with PricewaterhouseCoopers regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report or oral advice was provided to the Company that PricewaterhouseCoopers concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation
S-K.

The Audit Committee members have reviewed and discussed with the Company’s management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2008. Management advised the Audit Committee that all of the Company’s consolidated financial statements as of and for the year ended December 31, 2008 were prepared in accordance with U.S. generally accepted accounting principles and the Audit Committee discussed such financial statements with both management and PwC.

Prior to the commencement of the audit, the Audit Committee discussed with Company’s management and PwC the overall scope and plans for the audit. Subsequent to the audit and each of the quarterly reviews, the Audit Committee discussed with PwC, with and without management present, the results of their examinations or reviews, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the consolidated financial statements.

The Audit Committee members’ review included discussion with PwC of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

With respect to the Company’s independent registered public accounting firm, members of the Audit Committee, among other things, discussed with PwC matters relating to its independence, including the written disclosures and letter received by the Audit Committee as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The Audit Committee reviewed and pre-approved the non-audit services described below provided by PwC during 2008. The Audit Committee has considered whether the provision by PwC of non-audit services to the Company is compatible with maintaining PricewaterhouseCooper’s independence and concluded it was compatible with maintaining the requisite independence.

The Audit Committee also works with the internal auditor that reports directly to the Audit Committee and the Chief Financial Officer.

Management determined that the Company was an accelerated filer for its 2008 fiscal year since its float was above the required threshold as of the last business day of its most recently completed second fiscal quarter. During the course of closing the fiscal year ended December 31, 2008, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. The Audit Committee reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC, as well as the independent registered public accounting firm’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of the consolidated financial statements and the effectiveness of internal control over financial reporting.

On the basis of the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Board approve the inclusion of the Company’s audited consolidated financial statements referred to above in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.

Audit Committee members for the year ended December 31, 2008:

Barry L. Reisig, Chairman
Lloyd Griffiths
Joseph Keith Kellogg, Jr.
John Toups

AUDIT FEES

The following table shows the fees paid or incurred by the Company for the audit and other services provided by PricewaterhouseCoopers LLP for 2008 and 2007 and Ernst & Young, LLP 2008 and 2007.

	2008 – PWC		2008 – E&Y		2007 – PWC		2007 – E&Y

Audit Fees	$1,308,500	[1]	—		$1,075,000	[1]	$150,000	[1]
Audit Related Fees	$80,000		$75,800		$6,750		$9,070	[2]
Tax Fees	$20,000		$96,700	[3]	$—		$75,000	[3]
All Other	$1,500		$—		$1,500		$—

Total	$1,410,000		$172,500		$1,083,250		$234,070

[1]

Includes fees for audit of consolidated financial statements, audit of internal controls over financial reporting, quarterly reviews, advisory services related to Form S-8 registration statements, and/or advisory services related to certain accounting issues.

[2]	Includes fees for restatement of 2003-2006 financial statements.

[3]	Includes fees for tax return preparation and tax consultation.

Effective May 6, 2003, GTSI was required to obtain pre-approval by our Audit Committee for all audit and permissible non-audit related fees incurred with our independent registered public accounting firm. The Audit Committee has adopted additional pre-approval policies and procedures. All audit and tax fees were approved in advance by the Audit Committee. When it is efficient to do so, we use third parties other than our auditors to perform non-audit work, such as tax work, on behalf of the Company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On June 5, 2007, the Company dismissed Ernst & Young LLP as its independent registered public accounting firm. The Company’s Audit Committee participated in and made the decision to change the Company’s independent registered public accounting firm. The Company engaged PricewaterhouseCoopers LLP as its new independent registered public accounting firm as of June 6, 2007, and the Company’s independent registered public accounting firm for the year ended December 31, 2008 was PricewaterhouseCoopers LLP. Due to timing reasons, the Board has not yet selected the independent registered public accounting firm for the Company’s year ending December 31, 2009, but is expected to select the independent registered public accounting firm at the next Board Meeting.

A representative of PricewaterhouseCoopers LLP, who is expected to be present at the Meeting, will have an opportunity to make a statement if he or she so desires, and is expected to be available to respond to appropriate questions.

ANNUAL REPORT

A copy of the Company’s 2008 Annual Report to Stockholders is being delivered to each stockholder as of the Record Date. The Company’s Annual Report on Form 10–K for the year ended December 31, 2008, as filed with the SEC, is also available free of charge to all stockholders of record as of the Record Date by writing to the Company at 2553 Dulles View Drive, Suite 100, Herndon, Virginia, 20171-5219, Attention: Investor Relations.

OTHER MATTERS

The Company currently knows of no matters to be submitted at the Meeting other than those described herein. If any other matters properly come before the Meeting, the proxies will vote the Common Stock they represent as they deem advisable. The persons named as attorneys-in-fact in the proxies are officers of the Company.

By Order of the Board of Directors

Charles E. DeLeon
Secretary

Herndon, Virginia
March 31, 2009

This Page Intentionally Left Blank

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

GTSI CORP.

2009 ANNUAL MEETING OF STOCKHOLDERS

          The undersigned stockholder(s) of GTSI Corp., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Company’s Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 31, 2009, and Annual Report for the fiscal year ended December 31, 2008, and hereby appoints James Leto and Charles E. De Leon, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at 10:00 A.M., local time, on April 23, 2009, at the Company’s headquarters located at 2553 Dulles View Drive, Suite 100, Herndon, Virginia, and at any adjournment(s) thereof, and to vote all Common Stock to which the undersigned would be entitled, if then and there personally present, on the matters set forth below and as more particularly described in the Company’s above-mentioned Proxy Statement:

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

GTSI CORP.

April 23, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting and proxy statement are available at www.gtsi.com

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

20300000000000000000 5	042309

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors as Class 3 directors of the Company

☐		NOMINEES:
	FOR ALL NOMINEES	¡	Steven Kelman
		¡	Barry L. Reisig
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	John M. Toups

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

2.	Other Business.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

Any one of such attorneys-in-fact or substitutes as shall be present and shall act at said Annual Meeting or any adjournment(s) thereof shall have and may exercise all powers of said attorneys-in-fact hereunder.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED IN PROPOSAL 1 ABOVE AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.